Exhibit 99.1

PRESS RELEASE	Contact:	Tony Thompson
For Immediate Release		(949) 833-8252
tt@tnpre.com

TNP Strategic Retail Trust Announces the Sale of

Waianae Mall in Waianae, Hawaii

IRVINE, Calif., (January 23, 2013) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties and other real estate-related assets, announced today the sale of Waianae Mall Shopping Center located on the island of Oahu for $30,100,000. The Company acquired Waianae Mall in June 2010 for $25,688,000.

Waianae Mall is a neighborhood drug store anchored shopping center built in 1981. Longs Drugs (CVS) and City Mill Superhardware anchor the center. The property is also leased to a mix of national and regional tenants, including Burger King, Fantastic Sams, Goodyear Tire, State of Hawaii, American Savings Bank, Waianae District Health and Aaron Rents.

“TNP, on behalf of SRT, acquired Waianae from a distressed seller with a three year business plan to lease up vacancy, renew and expand anchor tenants and refurnish the center. This sale demonstrates once again, the talent of TNP’s team, which has repeated this process for nearly two decades.” said TNP’s CEO, Tony Thompson.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. (“SRT”), sponsored and advised by TNP, is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties. SRT has acquired 21 shopping centers in 14 states containing approximately 2.1 million square feet since November 2009.

About TNP

TNP is a real estate advisory company, specializing in acquisitions for high net worth investors and their joint venture partners, along with 3rd party property management, asset management and receivership advisory services.

Headquartered in Irvine, California, TNP was founded in April 2008 and has three regional offices. As of January 23, 2013, TNP manages a portfolio of 135 commercial properties, in 30 states, totaling approximately 17.4 million square feet, on behalf of over 5,600 investor/owners/lenders with an overall purchase value of $2 billion. For more information regarding TNP, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

###

TNP

1900 Main Street, Suite 700, Irvine, CA 92614 • T: (877) 982-7846 • F: (949) 252-0212

http://www.tnpre.com/